Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS SECOND QUARTER RESULTS

Melville, New York, December 21, 2011 ......Park Electrochemical Corp. (NYSE-PKE) reported sales of $47,312,000 for its 2012 fiscal year third quarter ended November 27, 2011 compared to sales of $46,920,000 for last fiscal year’s third quarter ended November 28, 2010. Park’s sales for the nine months ended November 27, 2011 were $149,578,000 compared to sales of $160,451,000 for last fiscal year’s first nine months ended November 28, 2010.

Park reported net earnings of $5,379,000 for the third quarter ended November 27, 2011 compared to net earnings before special items of $6,332,000 for last fiscal year’s third quarter.  During the 2011 fiscal year’s third quarter, the Company recorded an additional charge of $1,312,000 in connection with the closure, in January 2009, of its Neltec Europe SAS business unit in Mirebeau, France. Accordingly, net earnings were $5,020,000 for the third quarter ended November 28, 2010. Park recorded no special items during the 2012 fiscal year third quarter.

For the nine-month period ended November 27, 2011, Park reported net earnings before special items of $19,236,000 compared to net earnings before special items of $25,648,000 for last fiscal year’s first nine-month period ended November 28, 2010.  During the first nine months of its 2012 fiscal year, the Company recorded pre-tax other income of $1,598,000 relating to the settlement of certain lawsuits. The 2011 fiscal year’s nine-month period included the charge of $1,312,000 for the closure mentioned above.  Accordingly, net earnings were $20,291,000 for the nine-month period ended November 27, 2011 and $24,336,000 for the nine-month period ended November 28, 2010.

Park reported basic and diluted earnings per share of $0.26 for the third quarter ended November 27, 2011 compared to basic and diluted earnings per share before special items of $0.31 for last year’s third quarter. Basic and diluted earnings per share were $0.24 for last year’s third quarter.  Park’s basic and diluted earnings per share before special items were $0.93 for the nine-month period ended November 27, 2011 compared to basic and diluted earnings per share before special items of $1.24 for last year’s nine-month period.  Basic and diluted earnings per share were $0.98 for the nine months ended November 27, 2011 compared to $1.18 for the nine months ended November 28, 2010.  The effective tax rate for the third quarter ended November 27, 2011 was 13.1% compared to an effective tax rate before special items of 23.1% for last year’s third quarter.  The effective tax rate for last year’s third quarter was 27.5%.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EST today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 578-5771 in the United States and Canada and (617) 213-8055 in other countries and the required passcode is 82584926.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EST today through 11:59 p.m. EST on Tuesday, December 27, 2011.  The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 97107181 and will be available on the Company’s web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to accounting principles generally accepted in the United States of America (“GAAP”) financial measures, which include special items, such as the settlement of lawsuits and restructuring charges.  Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park discloses non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items.  The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/27/11	11/28/10	11/27/11	11/28/10

Sales	$47,312	$46,920	$149,578	$160,451

Net Earnings before Special Items	$5,379	$6,332	$19,236	$25,648
Special Items net of Tax	$-	$(1,312)	$1,055	$(1,312)
Net Earnings	$5,379	$5,020	$20,291	$24,336

Basic and Diluted Earnings per Share:
Basic and Diluted Earnings before Special Items	$0.26	$0.31	$0.93	$1.24
Special Items	$-	$(0.07)	$0.05	$(0.06)
Basic and Diluted Earnings per Share	$0.26	$0.24	$0.98	$1.18

Weighted Average Shares Outstanding:
Basic	20,754	20,636	20,739	20,610
Diluted	20,756	20,674	20,784	20,641

The comparative balance sheets (in thousands):

	11/27/11	2/27/11
Assets	(unaudited)
Current Assets
Cash and Marketable Securities	$262,083	$250,444
Accounts Receivable, Net	27,666	29,822
Inventories	16,183	12,888
Other Current Assets	3,287	3,805
Total Current Assets	309,219	296,959

Fixed Assets, Net	40,430	41,292
Other Assets	17,086	15,557
Total Assets	$366,735	$353,808

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$10,652	$9,944
Accrued Liabilities	9,430	9,497
Income Taxes Payable	2,771	5,812
Total Current Liabilities	22,853	25,253

Deferred Income Taxes	1,460	1,460
Other Liabilities	1,421	1,787
Total Liabilities	25,734	28,500

Stockholders’ Equity	341,001	325,308

Total Liabilities and Stockholders' Equity	$366,735	$353,808

Equity per Share	$16.43	$15.70

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		39 Weeks Ended
	11/27/11	11/28/10	11/27/11	11/28/10

Net Sales	$47,312	$46,920	$149,578	$160,451
Cost of Sales	34,316	32,428	106,077	107,479
%	72.5%	69.1%	70.9%	67.0%

Gross Profit	12,996	14,492	43,501	52,972
%	27.5%	30.9%	29.1%	33.0%

Selling, General and Administrative
Expenses	6,991	6,381	21,443	21,381
%	14.8%	13.6%	14.4%	13.3%

Earnings from Operations	6,005	8,111	22,058	31,591
%	12.7%	17.3%	14.7%	19.7%

Other Income	188	123	605	417
%	0.4%	0.2%	0.5%	0.2%

Earnings before Income Taxes	6,193	8,234	22,663	32,008
%	13.1%	17.5%	15.2%	19.9%

Income Tax Provision	814	1,902	3,427	6,360
Effective Tax Rate	13.1%	23.1%	15.1%	19.9%

Net Earnings before Special Items	5,379	6,332	19,236	25,648
%	11.4%	13.5%	12.9%	16.0%

Special Items:
Settlement of Certain Lawsuits	-	-	1,598	-
Restructuring Charge	-	(1,312)	-	(1,312)
Income Tax Provision	-	-	543	-

After Special Items:
Earnings before Income Taxes	6,193	6,922	24,261	30,696
%	13.1%	14.8%	16.2%	19.1%
Income Tax Provision	814	1,902	3,970	6,360
Effective Tax Rate	13.1%	27.5%	16.4%	20.7%

Net Earnings	5,379	5,020	20,291	24,336
%	11.4%	10.7%	13.6%	15.2%

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